ITEM 77C. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            The 2001 Annual Meeting of Shareholders of Waterside Capital Corporation was held on October, 29, 2001 to consider two matters of business. The matters brought before the shareholders and the voting results are as follows:

1. Election of Directors

                                          FOR                    AGAINST
                                          ---                   --------
James E. Andrews                          1,237,128               84,531

J. W. Whiting Chisman, Jr.                1,237,128               84,531

Eric L. Fox                               1,239,248               82,411

Marvin S. Friedberg                       1,237,128               84,531

Roger L. Frost                            1,239,248               82,411

Ernest  F. Hardee                         1,237,128               84,531

Henry U. Harris, III                      1,239,248               82,411

J. Alan Lindauer                          1,236,339               85,320

Robert L. Low                             1,239,248               82,411

Peter M. Meredith, Jr.                    1,237,128               84,531

Charles H. Merriman, III                  1,239,248               82,411

Augustus C. Miller                        1,239,248               82,411

Juan M. Montero, II                       1,237,128               84,531

R. Scott Morgan, Sr.                      1,239,248               82,411

Richard G. Ornstein                       1,237,017               84,642

Jordan E. Stone                           1,239,248               82,411




2. Ratification of the appointment of KPMG LLP as independent auditors for 2002.

       FOR                  AGAINST
       ----                 --------
       1,278,525                43,134